UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 16, 2004

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16447	77-0123732
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure

Under the Master Financing Agreement for USD133 million entered into between Bank of China Suzhou Industrial Park Sub-branch (“Bank”) and Maxtor Technology (Suzhou) Co., Ltd. (“MTS”) on 15 April 2003, the Bank has now made available to MTS a total amount of USD60 million, comprised of the plant construction loan in the amount of USD30 million previously made available by the Bank to MTS pursuant to the foreign exchange loan agreement (No. YZDZ (2003) No. 197), and the project loan in the amount of USD30 million made available by the Bank to MTS on August 18, 2004 pursuant to the foreign exchange loan agreement (No. YZDZ (2004) No.089). The interest rate on the project loan is LIBOR plus 100 basis points, and MTS is required to make semi-annual payments of interest only through August 16, 2009 when the entire outstanding balance of the project loan is due and payable. Both the construction loan and the project loan require MTS to comply with the same financial covenants, including a maximum liability to assets ratio and a minimum earnings to interest expense ratio. In connection with the new project loan, the parent company of MTS, Maxtor International Sàrl, Switzerland, has agreed to guaranty MTS’ obligations under both the construction loan and the project loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2004

MAXTOR CORPORATION

By:	/s/ Paul J. Tufano

Name: Title:	Paul J. Tufano President and Chief Executive Officer